Exhibit 23.1


                      ACCOUNTANTS' CONSENT



Board of Directors
Gold Banc Corporation, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1994 Key Employee Stock Option Plan, Incentive Stock Option Plan 1996, 1997 nonqualified Share option Plan for Non-Employee Directors, and 1999 Stock Option and Equity Incentive Plan of our report dated February 18, 2000, relating to the consolidated balance sheets of Gold Banc Corporation, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of earnings, cash flows and stockholders' equity and comprehensive income for each of the years in the three year period ended December 31, 1999, which report appears in the 1999 annual report of Form 10-K of Gold Banc Corporation, Inc. and are incorporated herein by reference




April 4, 2000
Kansas City, Missouri
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